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                                  [LETTERHEAD OF GUNDERSON DETTMER APPEARS HERE]



                               October 22, 1998



VIA EDGAR

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

ATTN: Jae Kim

        RE: VIGNETTE CORPORATION (THE "COMPANY") REQUEST FOR WITHDRAWAL OF THE COMPANY'S REGISTRATION STATEMENT ON FORM S-1
                (FILE NO. 333-64546)

Dear Mr. Kim:

        Attached is the Company's request for withdrawal of its Registration Statement on Form S-1 (File No. 333-64546) pursuant to Rule 477 of the Securities Act of 1933.

        I would appreciate receiving notice of the Securities and Exchange Commission's grant of such withdrawal. Any questions or comments should be directed to me at (512) 418-4800.

        Thanking you in advance.

                                        Sincerely,

                                        Gunderson Dettmer Stough Villeneuve
                                        Franklin & Hachigian, LLP

                                        /s/ Brian K. Beard

                                        Brian K. Beard

cc:     Alan Dean, Esq.
        Jay K. Hachigian, Esq.

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                               October 22, 1998



VIA EDGAR

Securities and Exchange Commission
450 Fifth Street, N.W.
Mail Stop 4-6
Washington, D.C. 20549

ATTN: Jae Kim

        RE: VIGNETTE CORPORATION (THE "COMPANY") REQUEST FOR WITHDRAWAL OF THE COMPANY'S REGISTRATION STATEMENT ON FORM S-1
                (FILE NO. 333-64546)

Dear Mr. Kim:

        In light of current market conditions, the Company hereby requests withdrawal of its Registration Statement on Form S-1 (File No. 333-64546) pursuant to Rule 477 of the Securities Act of 1933. The Company does not believe withdrawal to be inconsistent with the public interest and the protection of investors.

        Thank you for your assistance.

                                        Sincerely,

                                        VIGNETTE CORPORATION

                                        /s/ Gregory A. Peters

                                        Gregory A. Peters
                                        President and Chief Executive Officer

cc:  Alan Dean, Esq.
     Jay K. Hachigian, Esq.
     Brian K. Beard, Esq.